Exhibit 99.1

Contact:	Julie H. Craven
Hormel Foods
media@hormel.com
507-437-5345

Hormel Foods Announces Executive Retirement, Changes

Austin, Minn. (Sept. 28, 2011) — Hormel Foods Corporation (NYSE: HRL) today announced the retirement of Robert A. Tegt, group vice president at Hormel Foods and president of Jennie-O Turkey Store Inc., effective Dec., 31, 2011. Glenn R. Leitch will replace Tegt and has advanced to group vice president at Hormel Foods and president of Jennie-O Turkey Store Inc.

“Bob’s focus on growing our portfolio of value-added products while controlling costs has been instrumental to the long-term success of Hormel Foods and Jennie-O Turkey Store,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods. “Under his leadership, the Jennie-O Turkey Store® brand has become No. 1 in brand awareness in the turkey category. We wish Bob and his wife, Kay, the best in retirement.”

In addition, James P. Snee has been named vice president at Hormel Foods and senior vice president of Hormel Foods International Corporation. Mark A. Coffey will replace Snee and has been advanced to vice president of affiliated business units. Timothy J. Fritz will replace Coffey and has been promoted to plant manager of the Austin (Minn.) Plant. Finally, Steven J. Venenga has progressed to vice president of meat products marketing. All of the changes are effective Oct. 31, 2011.

“Glenn, Jim, Mark, Tim and Steve have extensive knowledge of their respective areas of our business and help drive the day-to-day operations and strategic direction,” Ettinger said. “These changes recognize their hard work and dedication to the company.”

Leitch started his career as director of commodity sales at Jennie-O Turkey Store in 1996. He was promoted to senior vice president of the commodity and supply division at Jennie-O Turkey Store in 2001, and was named general manager at Jennie-O Turkey Store in 2011.

Snee joined Hormel Foods in 1989 in the foodservice division of the company and served in various positions within the group before being named manager of inventory and distribution for the Refrigerated Foods segment in 1995. He moved back to foodservice in 1996 and held various positions before being named director of purchasing in 2006. In 2008, he was named vice president of affiliated business units.

Coffey started with the company as a relief foreman at the Ottumwa (Iowa) Plant in 1985. He held a variety of positions at various locations before moving to the Corporate Office (Austin, Minn.) in 1991 as product manufacturing manager for cured and smoked meats. Coffey was promoted to plant manager at the Houston (Texas) Plant in 1995 and held this position at Dold Foods (Wichita, Kan.), Osceola (Iowa) Food and the Fremont (Neb.) Plant before moving to the Austin Plant in 2005.

Fritz joined Hormel Foods in 1984 as a relief foreman at the Fremont Plant. Through the years, he has held a variety of positions at various locations including the Atlanta Plant and Austin Plant. Fritz became the corporate manager of industrial relations at the Corporate Office in 2002 and was promoted to director of industrial relations in 2005. He assumed the role of production manager at the Austin Plant in 2010.

Venenga started his career as a product marketing manager at Jennie-O Turkey Store (Willmar, Minn.) in 1996 and held various marketing positions. He was promoted to group product manager for meat products, Refrigerated Foods, at the Corporate Office (Austin, Minn.) in 2005, and was named director of meat products marketing in 2010.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.